Exhibit 10(iii)(A)

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

AGREEMENT made this 6th day of May, 2009, effective as of January 1, 2009, by and between Lippert Components Manufacturing, Inc., a Delaware corporation (“LCM”), Kinro Manufacturing, Inc., a Delaware corporation (“Kinro,” and together with LCM, the “Corporations”) and Jason D. Lippert (the “Executive”).

W I T N E S S E T H:

WHEREAS, on October 7, 2005, LCM and the Executive entered into an Executive Employment and Non-Competition Agreement, which was amended on June 26, 2006 and supplemented on April 17, 2007 and December 17, 2007 (as amended and supplemented, the “Agreement”); and

WHEREAS, in addition to his duties as Chairman, President and Chief Executive Officer of Lippert Components, Inc., (“LCI”), parent of LCM, and all other entities of which LCI is a direct or indirect parent or partner, excluding Lippert Holding, Inc., collectively, (the “LCI Entities”), Drew Industries Incorporated (“Drew”), parent of LCI, desires that the Executive also assume responsibility for the operation of the business conducted by Kinro, Inc. and all other entities of which Kinro is a direct or indirect parent or partner, excluding Kinro Holding, Inc. (collectively, the “Kinro Entities”), and the Executive desires to assume such additional responsibilities; and

WHEREAS, the Corporations and Drew do not wish the Executive to compete against the LCI Entities or the Kinro Entities,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           Employment.  The Corporations hereby employ the Executive and the Executive hereby agrees to serve the LCI Entities and the Kinro Entities, as President and Chief Executive Officer.  The Executive will perform his duties on behalf of the LCI Entities and the Kinro Entities at the principal executive offices of LCM in Goshen, Indiana.  Relocation of LCM’s executive offices shall be subject to approval of the Board of Directors of Drew, and the Executive shall at no time be required to change the locale of his residence without his consent.

2.           Term.  The term of this Agreement shall be three (3) years commencing January 1, 2009 and terminating December 31, 2011 (the “Term”).

3.           Duties.  During the Term, the Executive shall exert his best efforts and, subject to the terms and provisions hereof, shall devote substantially all of his time, attention, skills and efforts to the business and affairs of the LCI Entities and the Kinro Entities and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the LCI Entities and the Kinro Entities as determined from time-to-time by their respective Boards of Directors consistent with this Agreement, and shall perform such services and duties as such Boards of Directors may from time-to-time direct consistent with this Agreement.

4.           Compensation.  The Corporations agree to pay the Executive for his services hereunder a salary (“Base Salary”) of Seven Hundred Thousand ($700,000) Dollars annually during the Term, payable according to the customary payroll practices of the Corporations.  Performance of the Executive’s services will be reviewed annually by the Drew Compensation Committee.

5.           Performance-based Incentive Compensation.
5.1           In addition to the Base Salary, and subject to Sections 5.6 and 5.7 hereof, the Executive shall be entitled to receive, for each year during the Term, commencing with the year ending December 31, 2009, performance-based profit incentive compensation (the “Profit Bonus”) as follows:

5.1.1                      An amount equal to three and three-quarters (3.75%) percent of the Operating Profits (as defined herein) of the LCI Entities and the Operating Profits of the Kinro Entities combined (the “Combined Profits”) in excess of $35,000,000 and up to $50,000,000; plus

5.1.2                      An amount equal to four and one-quarter (4.25%) percent of the Combined Profits in excess of $50,000,000 and up to $65,000,000; plus

5.1.3                      An amount equal to five (5%) percent of the Combined Profits in excess of $65,000,000; plus

5.2           Performance-based industry-comparable incentive compensation (the “Industry Bonus”) consisting of the following: There will be added to, or subtracted from, the Profit Bonus the amount of $20,000 for each one (1%) percent that the percentage increase or decrease in the Combined Profits for any year during the Term, as compared to the immediately preceding calendar year, exceeds or is less than two and one-half times (2.5x) the Index of Number of Industry Units Sold (as defined herein) during such year; provided, however, that (i) for purposes of calculating the Industry Bonus, the Combined Profits shall be determined without giving effect to any charge for impairment of goodwill or other intangibles or the 2008 executive retirement charge, and (ii) the Industry Bonus for any year during the Term shall not exceed one and one-half (1.5%) percent of the Combined Profits.

5.3           With respect to the Profit Bonus and the Industry Bonus, if any, of the LCI Entities or the Kinro Entities shall acquire additional business operations, or dispose of existing business operations, the performance goals pursuant to which the Profit Bonus and the Industry Bonus are paid will be modified, consistent with the Corporation’s past practices, to give effect to such acquisition or disposition; plus

5.4           Subject to Section 5.6 hereof, performance-based return on assets (“ROA”) incentive compensation (the “ROA Bonus”) consisting of the following:

For each year during the Term that the LCI Entities and the Kinro Entities achieve the combined Return on Assets (as defined herein) indicated, the Executive will receive the following amounts:

5.4.1                      For 2009, if the ROA is at least 20%, the Executive will receive $125,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 20%; and

5.4.2                      For 2010, if the ROA is at least 21%, the Executive will receive $155,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 21%; and

5.4.3                      For 2011, if the ROA is at least 22%, the Executive will receive $185,000, which amount will increase at the pro-rata rate of $30,000 per one (1%) percent increase in the ROA in excess of 22%;

5.5           For purposes of this Agreement:

5.5.1                      The term “Operating Profits” of the LCI Entities and the Kinro Entities means the consolidated income of the LCI Entities and the Kinro Entities calculated before (i) interest expense, (ii) interest or dividend income, (iii) intercompany administrative fees charged by Drew to any of the LCI Entities or the Kinro Entities, (iv) taxes based upon income, (v) extraordinary items determined in accordance with generally accepted accounting principles, (vii) the cumulative effect of a change in accounting principles, and (vii) expenses related to litigation involving products manufactured by the Kinro Composites division of Kinro.
5.5.2                      The term “Net Assets” means: (i) total assets, excluding cash, minus (ii) total liabilities, excluding (a) current and long-term debt, (b) intercompany balances, (c) income taxes payable or deferred, and (d) accrual for retirement expense of the former CEO of Kinro, all as reflected on the monthly Consolidating Balance Sheet of Drew and its subsidiaries; and

5.5.3                      The term “Combined Net Assets” means the Net Assets of the LCI entities and the Net Assets of the Kinro Entities combined.

5.5.4                      The term “Return on Assets” means the Combined Profits divided by the Combined Net Assets employed by the LCI Entities and the Kinro Entities.

5.5.5                      The term “Index of Number of Industry Units Sold” means, for any year, the percentage change from the prior year in the weighted average of (i) the annual wholesale shipments of travel trailer and fifth wheel travel trailers as reported by the Recreational Vehicle Industry Association (“RVIA”), (ii) the annual wholesale shipments of motorhomes as reported by the RVIA, and (iii) the  annual wholesale production of manufactured homes as reported by the Institute for Building Technology and Safety.  The annual shipments or production determined in clauses (i), (ii), and (iii) shall be weighted based on the relative net sales by the Combined Entities of components for the products described in clauses (i), (ii) and (iii).

5.6           If the LCI Entities or the Kinro Entities record a charge for impairment of goodwill or other intangibles (“Impairment Charge”) for any year during the Term, then

5.6.1                      each of the Profit Bonus and the ROA Bonus for such year will be calculated (i) without giving effect to the Impairment Charge, and (ii) after giving effect to the Impairment Charge.  The excess, if any, of the amount calculated in clause (i) over the amount calculated in clause (ii) is the “Current Year Impairment Impact,” and

5.6.2                      the amount of Profit Bonus and ROA Bonus for such year will be determined without giving effect to any Impairment Charge, there will be deducted from such amount one-third of the Current Year Impairment Impact, and the balance of two-thirds of the Current Year Impairment Impact will be carried forward (the “Impairment Carryforward”); and

5.6.3                       one-half of the Impairment Carryforward up to the aggregate amount of the Profit Bonus and ROA Bonus will be deducted from the next Profit Bonus and ROA Bonus earned by the Executive, and the balance of the Impairment Carryforward will be deducted from the Profit Bonuses and ROA Bonuses next earned by the Executive until the Impairment Carryforward is depleted in its entirety.

5.7           Notwithstanding anything to the contrary contained herein, the following shall apply to payment of the Profit Bonus, the Industry Bonus and the ROA Bonus (collectively, the “Total Performance Bonus”):

5.7.1  The Total Performance Bonus shall be paid from, and applied against, the annual incentive compensation bonus pools established for the employees of the LCI Entities and the Kinro Entities; provided, however, that the amount of Total Performance Bonus earned for any year during the Term which cannot be paid from the bonus pools for such year shall be paid from the bonus pools established for the next succeeding year or years.

5.7.2                      For any year during the Term, the first $900,000 of Total Performance Bonus will be paid in cash; 50% of the Total Performance Bonus in excess of $900,000 (the “Excess Bonus”) will be paid in Deferred Stock Units (“DSUs”) of Drew; and 50% of the Excess Bonus will be paid in cash.  Election by the Executive to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years from the date the Excess Bonus is determined, and must be made, on the form annexed hereto as Exhibit A, in December of each year preceding the year for which the Excess Bonus could be earned.

5.7.3                      The Total Performance Bonus for any year during the Term may not exceed 8% of Combined Profits.

5.7.4. All cash payments and grants and issuances of DSUs, shall be made on, or as soon as practicable after, the date on which the Compensation Committee approves the determination of the Total Performance Bonus following Drew’s release of its year-end results of operations, but in no event later than two and one-half months after the end of Drew’s fiscal year.

5.8           Nothing in this Agreement, nor any fixing of compensation in the form of Base Salary, Total Performance Bonus, deferred compensation, securities, or otherwise, shall prevent the Compensation Committee from granting to the Executive additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

6.           Compliance.

6.1           The Corporations and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code).  Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement, shall be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder.  To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code, as amended from time to time, and any regulations or guidance thereunder as described in Notice 2008-13 or other guidance thereunder.

6.2           In no event shall the Executive receive any awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of Section 409A of the Code.

6.3           All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, as amended from time to time.

6.4           Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Corporation, and the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Corporations or any of their affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Corporations will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii).  The Executive shall incur a Separation From Service if the Corporation and the Executive reasonably anticipate that the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 6.4 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Code, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

7.           Benefits.

7.1           The Executive and his immediate family shall continue to receive medical coverage at least equivalent, in nature and extent, to the medical coverage afforded to him by LCM prior to the date hereof, and such other reasonable benefits which he has received from LCM prior to the date hereof.

7.2           The Executive agrees to have an annual comprehensive physical examination at the expense of the Corporations (to the extent not covered by insurance) by a physician of his choice.

7.3           The Executive shall be eligible to participate in any pension, retirement, or profit-sharing plan adopted by the LCI Entities for the benefit of its executives.  Each year during the Term, the Executive shall be entitled to receive $40,000 pursuant to Drew’s supplemental restricted bonus program, payable in the year earned, that must be used to purchase a tax deferred annuity and/or cash value life insurance.

7.4           The Corporations shall maintain, at no cost to the Executive, disability insurance providing for weekly payments to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

7.5           During the period of employment hereunder, the Corporations, at their expense, will make available to the Executive one automobile (or an automobile allowance in accordance with Corporations’ automobile policy), together with gasoline, customary insurance, maintenance, license fees, and parking, to be used in connection with the business of the LCI Entities and the Kinro Entities.

7.6           The Executive shall be entitled to a vacation in each year during the Term of not less than three (3) weeks.

7.7           Each year during the Term, the Corporations will recommend that the Compensation Committee grant to the Executive options to purchase additional shares of Drew Common Stock, or other equity awards of equivalent value, subject to the discretion of the Compensation Committee.

8.           Expenses.  All travel and other expenses incident to the rendering of services by the Executive hereunder in accordance with the travel policies of the LCI Entities and the Kinro Entities will be paid by the Corporations.  If any such expenses are paid in the first instance by the Executive, the Corporations will reimburse him therefore on presentation of expense vouchers.

9.           Termination.

9.1           If, on account of physical or mental “Disability” (as defined herein) the Executive shall fail or be unable to fully perform this Agreement for a continuous period of six (6) months, the Corporation may, at its option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement, and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement.  Notwithstanding the termination of the period of employment as aforesaid, the Corporations shall (i) pay the Total Performance Bonus to the Executive proportionately with respect to the period prior to the date of termination, (ii) for a period of six (6) months, pay to the Executive the difference between the Base Salary and the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement and (iii) deliver, as soon as practicable, the shares of stock deliverable pursuant to outstanding DSUs awarded to the Executive.

9.1.1                      “Disability” shall mean a condition of the Executive whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for  a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous  period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporations.  The Corporations will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.

9.2           In the event of the death of the Executive during the Term, this Agreement shall terminate on the date of death. In such case, the Corporations shall continue to pay to the heir or designee of the Executive (i) the Base Salary, which the Executive would have been entitled to receive but for such termination, for a period of six (6) months from the date of death of the Executive, and (ii) the Total Performance Bonus proportionately with respect to the period prior to the date of termination; and all shares of stock deliverable pursuant to outstanding DSUs awarded to the Executive will be delivered, as soon as practicable, to the heir or designee of the Executive.
9.3           The Corporations shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Executive in the event that (i) the Executive has committed a willful material breach of the terms of this Agreement and such breach shall continue for a period of ten (10) days after notice specifying the nature of the breach, or (ii) the Executive is convicted of, or pleads nolo contendre to, any felony or crime involving moral turpitude.  In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement.

10.           Non-Competition-Corporate Property-Confidential Information

10.1           During the Term, and for a period of five (5) years from the date of termination or expiration of this Agreement (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the LCI Entities, the Kinro Entities or Drew (collectively, the “Affiliated Companies’) or solicit for employment or employ any employee of the Affiliated Companies.  For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale or distribution of any products developed, designed, manufactured, sold or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the termination or expiration date of this Agreement including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, and boat and other specialty utility trailer, industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any tradenames or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

10.2           The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Corporation any and all right, title and interest he has, or may have, therein.

10.3           The Executive acknowledges and agrees that during, and as a consequence of employment with the Corporations, he has learned confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Companies’ confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Corporations which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) information relating to the Affiliated Companies’ business dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) sales-prices, costs, and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies.  Confidential Information does not include information that the Executive proves was generally known and readily available to the Affiliated Companies’ competitors through legitimate means.  The Executive agrees that he will not, either during the Term or at any time after the termination or expiration of this Agreement, disclose to anyone (except as authorized by the Corporations in furtherance of its business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information.  The Executive further agrees to abide by all rules or regulations the Corporations may implement from time to time to further protect their Confidential Information.

11.           Notices.
11.1           All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To the Corporations:	c/o Lippert Components, Inc.
2703 College Avenue
Goshen, Indiana46526
Attention: Chief Financial Officer
Telephone: (574) 535-1125
Telecopy: (574) 535-2091

-copy to-

Drew Industries Incorporated
200 Mamaroneck Avenue
White Plains, New York 10601
Attention: President and CEO
Telephone: (914) 428-9098
Telecopy: (914) 428-4581

To the Executive:	Jason D. Lippert

12.           Additional Provisions.

12.1           This Agreement constitutes the entire Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

12.2           This Agreement shall inure to the benefit of and be binding upon the Corporations, their successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

12.3           This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporations or by the merger or consolidation of the Corporations with or into another corporation.

12.4           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.5           This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

12.6           This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

12.7           In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

12.8           The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporations have caused these presents to be signed by their duly authorized officers, and the Executive has hereunto set his hand the day and year first above written.

LIPPERT COMPONENTS MANUFACTURING, INC.

By:

KINRO MANUFACTURING, INC

By:

Jason D. Lippert

Attachment A

DREW INDUSTRIES INCORPORATED

2002 EQUITY AWARD AND INCENTIVE PLAN
DEFERRAL ELECTION FORM AND AGREEMENT FOR 2009

This Deferral Election Form and Agreement (this “Form”) is furnished pursuant to, and is subject in all respects to, the Drew Industries Incorporated 2002 Equity Award and Incentive Plan, as amended and restated (the “Plan”).  All terms, provisions, conditions, limitations and restrictions contained in the Plan are incorporated herein by reference as if fully set forth herein. Capitalized terms used but not defined in this Form shall have the meanings ascribed to them in the Plan.

The undersigned employee (“Executive” or “I”) of Lippert Components Manufacturing, Inc. (“LCMI”), has entered into an Executive Employment and Non-Competition Agreement with LCMI dated May 6, 2009, effective as of January 1, 2009 (the “Contract”).  LCMI is a wholly-owed subsidiary of Drew Industries Incorporated (the “Company”).  Pursuant to the terms of Section 5 of the Contract, for each year during the term of the Contract commencing with the year ending December 31, 2009, I will be entitled to receive a performance-based compensation bonus if certain performance goals set forth in the Contract are achieved by the Company (the “Total Performance Bonus”).  Section 5.7.2 of the Contract provides that if my Total Performance Bonus for any year exceeds $900,000, fifty (50%) percent of the Total Performance Bonus in excess of $900,000 (the “Deferred Excess Bonus”) will be payable in Deferred Stock of the Company pursuant to the Plan; the receipt of which must be deferred for a period of not less than three years.

I acknowledge that this Form constitutes an agreement between the Company and Executive for the deferral of my Deferred Excess Bonus for 2009 in the event such bonus is earned for services performed by me in 2009.

Definitions

9.1
“Beneficiary” or “Beneficiaries” means those individuals or entities designated by the Executive herein to receive the Deferral Account 2009 in the event of the Executive’s death; provided, however, that, if no such individual or entity is designated or if all the designated Beneficiaries pre-decease the Executive, Beneficiary shall mean the Executive’s estate.

9.2	“Code” means the Internal Revenue Code of 1986, as amended

9.3
Confidential Information” includes, but is not limited to, production methods; manufacturing methods, arrangements or processes; sales methods or arrangements; customer lists; information relating to pricing; information relating to suppliers; technical data; know-how; trade secrets; and other information, whether or not any of the foregoing is commonly regarded as proprietary information.

9.4
“Deferral Account 2009” means the Company’s account of the Executive’s Deferred Excess Bonus for 2009 together with any dividends or other distributions accrued or received with respect to the Stock Units credited to the Executive’s Deferral Account 2009.

9.5
“Deferral Period 2009” means the period commencing on the date the Executive is awarded Deferred Stock attributed to any Deferred Excess Bonus earned for services performed by him in 2009 and ending on the first to occur of (i) thirty (30) days after the Executive’s death, (ii) thirty (30) days after the Executive’s Disability, and (iii) January 15, (insert a year (2013 or later) and place your initials next to such number)______________.

9.6
“Disability” means any medically determinable physical or mental impairment resulting in the Executive’s inability to perform the duties of his position or any substantially similar position where such impairment can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

9.7
“Deferred Excess Bonus” means that portion of the Executive’s performance-based compensation which he may earn pursuant to the Contract for services performed during 2009 which is payable in Stock Units and which must be deferred for not less than three (3) years (unless payable earlier in the event of his death or Disability).

9.8
“Detrimental Activity” means (i) the rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (ii) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any Confidential Information or material relating to the business of the Company; (iii) activity that results in termination of the Executive’s services as an employee of the Company for Cause; or (iv) any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.  “Cause” means willful material breach of the terms of the Contract, willful misconduct or gross negligence which has an adverse effect, financial or otherwise, on the Company or any of its subsidiaries; dishonesty, embezzlement, fraud, accepting bribery or kickbacks or similar acts involving the Company or any of its subsidiaries, or in connection with employment by the Company or any of its subsidiaries; conviction of, or a plea of guilty or nolo contendre to, a felony or any crime involving moral turpitude; or habitual absenteeism as a result of substance abuse.

9.9	“Guidance” means Section 409A of the Code and any regulations and other applicable guidance thereunder issued by the Treasury Department or the Internal Revenue Service, issued from time to time.

9.10	“Stock Unit” means a bookkeeping unit representing one share of Common Stock credited to the Executive’s Deferral Account 2009.

10.
Form of Distribution.  I understand that the form of distribution of such Deferred Excess Bonus shall be in shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) upon my eligibility for such distribution based upon the conditions set forth in this Form and in the Plan.  I hereby agree to the following form of distribution:

10.1
Payment of the entire Deferred Account 2009 shall be paid to me in shares of Common Stock.  I understand that my Deferral Account 2009 will be credited, on the date my Deferred Excess Bonus has been determined by the Company, with Stock Units calculated in accordance with Section 2.2.  In the event of a change in the number of shares of Common Stock outstanding through a declaration of a stock dividend, stock split or otherwise, the amount of Stock Units will be adjusted accordingly in the manner provided in the Plan.

10.2
The number of Stock Units to be credited to the Deferral Account 2009 shall be determined by dividing (1) the Deferred Excess Bonus by (2) the Fair Market Value of a share of Common Stock as of the date of crediting.

10.3
In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Stock, each Stock Unit credited to the Deferral Account 2009 shall be credited with an additional number of Stock Units determined by dividing (1) the amount of cash, or the value (as determined by the Committee) of any securities or other property paid or distributed in respect of one outstanding share of Common Stock by (2) the Fair Market Value of a share of Common Stock as of the date of such payment or distribution.  Such credit shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock.

10.4
Crediting of Stock Units to the Executive’s Deferral Account 2009 and maintenance of the Deferral Account 2009 by the Company shall not confer on the Executive any rights as a stockholder of the Company.

10.5
The Company shall distribute the Deferral Account 2009 only to the Executive or Beneficiary designated herein.  Neither the Executive nor the Beneficiary shall have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change the Deferral Account 2009 to which the Executive may become entitled hereunder.  The Deferral Account 2009 shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for the Executive’s or Beneficiary’s debts or other obligations.

10.6	By March 31 of each year, the Company shall furnish to the Executive a statement setting forth the number of Stock Units in the Deferral Account 2009.

10.7	Any partial Stock Unit in the Executive’s Deferral Account 2009 shall be rounded up to a whole Stock Unit when the Deferral Account 2009 is distributed.

11.	Manner of Distribution. Distribution of the Executive Deferral Account 2009 shall be made in shares of Common Stock. By initialing Section 3.1 or Section 3.2 below, I hereby elect the following:

11.1	___ The Deferral Account 2009, will be delivered to me in a lump sum at the end of the Deferral Period 2009.

11.2
___  The Deferral Account 2009, will be delivered to me in five approximately equal annual installments (with the amount of each installment computed by valuing the Deferral Account 2009 at the end of the business day prior to the required payment date and by then dividing such value by the number of remaining installments), commencing at the end of the Deferral Period 2009 and on each of the four subsequent anniversaries of such date; provided, however, that in the event that the end of the Deferral Period 2009 occurs due to my death or Disability, then upon the earlier of such death or Disability, the entire payments shall be made on the 30th day after the earlier of such death or Disability; and provided further, however, that in the event that the end of the Deferral Period 2009 occurs other than due to my death or Disability, then upon the earlier of my subsequent death or Disability, all remaining payments shall be made on the 30th day after such death or Disability.

11.3
It is my understanding that the election as to time and method of distribution set forth in Sections 3.1 and 3.2 may only be changed by completing and delivering to the Company a Deferral Election Form bearing a date subsequent to the date of this Form; provided, however, that (i) such change may not take effect until at least 12 months after the date on which such election is made, (ii) in the case of payments to be distributed on events other than death or Disability, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made, (iii) any election related to a payment to be made at a specified time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment.

11.4
In the event that I should die before the entire Deferral Account 2009 has been distributed to me, I designate the following Beneficiary or Beneficiaries to receive the remainder of such Deferral Account 2009 in the amounts designated.  I understand that in the event any other Beneficiary or Beneficiaries were previously designated by me for any Deferral Account for any other year, this Section will revoke such designation.  I reserve the right to change my Beneficiary by completing and filing a new designation of beneficiary Form with the Company.

NAME:
ADDRESS:

SOCIAL SECURITY NUMBER:
PERCENT OF DEFERRAL ACCOUNT

NAME:
ADDRESS:

SOCIAL SECURITY NUMBER:
PERCENT OF DEFERRAL ACCOUNT

NAME:
ADDRESS:

SOCIAL SECURITY NUMBER:
PERCENT OF DEFERRAL ACCOUNT

12.
Termination for Cause; Forfeiture; Rescission  Notwithstanding any provision of this Form to the contrary, the Executive understands that the Company shall not pay any of the Deferral Account 2009 if he has engaged in any Detrimental Activity.  At such time as any portion of the Deferral Account 2009 is to be delivered to the Executive, he may be required to certify in a manner acceptable to the Company that he is in compliance with the terms and conditions of this Form, the Contract, the Plan, and any other agreement between the Executive and the Company, and that the Executive is not engaged in any Detrimental Activity.  In the event the Executive fails to comply with the provisions of this Form, the Contract, the Plan, or any other agreement with the Company, or engages in any Detrimental Activity, at any time prior to or during the six months after the entire Deferred Account 2009 has been paid to him, such entire payment may be rescinded by the Company within one (1) year after the Company becomes aware of such failure of compliance or Detrimental Activity, and the Company shall notify the Executive in writing of any such rescission within such one-year period.  Within ten (10) days after receiving such notice of rescission, the Executive shall pay to the Company the entire amount of the Deferral Account 2009 previously paid to him, in such manner and on such terms and conditions as may be required by the Company, including, without limitation, payment in cash or by returning to the Company the number of shares of Common Stock that the Executive received upon payment to him of all or a portion of the Deferral Account 2009.

13.
Change of Control.  In the event of a Change of Control of the Company, my entire Deferral Account 2009 shall be paid in cash, rather than in shares of Common Stock, to me or, in the event of my death prior to payment, to the Beneficiary.  The cash amount paid for each whole or partial Stock Unit shall be the Change of Control Price.  Notwithstanding the provisions of Sections 3.1 and 3.2 of this Form, such payments shall be made on the 70th day following the Change of Control.

14.
Unfunded Deferrals. Amounts payable under this Form shall be satisfied solely out of the general assets of the Company subject to the claims of the Company’s creditors.  The Deferral Account 2009 represents at all times an unfunded and unsecured contractual obligation of the Company and the Executive or the Beneficiary shall be an unsecured creditor of the Company.  Neither the Executive nor the Beneficiary or any other person shall have any interest in any fund or in any specific asset of the Company by reason of any Deferral or other amounts credited to the Executive hereunder, nor shall the Executive or the Beneficiary or any other person have any right to receive any distribution hereunder except as, and to the extent, expressly provided herein.  The Company shall not segregate any funds or assets or issue any notes or security for the payment of the Deferral Account 2009.

15.
Securities Law Restrictions.  The Committee may require that the Executive agree in writing that the Executive is acquiring the Common Stock for investment and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered hereunder shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend to be put on any such certificates to make appropriate reference to such restrictions.  No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities law.

16.
Applicable Law.  Except as to matters of federal law, this Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

17.	Withholding. Distributions from the Deferral Account 2009 are subject to amounts required to be withheld by the Company pursuant to any governmental law or regulation with respect to taxes.

18.
Amendment and Compliance with Code Section 409A and Fair Construction.  Notwithstanding anything in the Plan or this Form to the contrary, the Company, the Executive and the Committee intend that all provisions of the Plan and this Form, in form and in operation, including but not limited to, the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A of the Code, and all other present and future Guidance.  The Company will amend the terms of the Plan or this Form retroactively if necessary, to the extent required to comply with Section 409A of the Code and any Guidance.  No provision of the Plan or this Form shall be followed to the extent that following such provision would result in a violation of Section 409A of the Code or the Guidance, and no election made by the Executive hereunder, and no change made by the Executive to a previous election, shall be accepted by the Company if it determines that acceptance of such election or change could violate any of the requirements of Section 409A of the Code or the Guidance.  The Plan and this Form shall be interpreted in a manner which is consistent with Section 409A of the Code, and the Guidance.  However, as required under Treasury Regulation § 1.409A-1(c)(1), the “interpretation” of the Plan and this Form does not permit the deletion of material terms which are expressly contrary to Section 409A of the Code and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith.  Such deletions or additions may be accomplished only by means of an amendment to the Plan or this Form.  The Company, to minimize or avoid any sanction or damages to the Executive or Beneficiary, to itself, to the Committee or to any other person resulting from a violation of Section 409A of the Code under the Plan, may undertake correction of any violation or participate in any available correction program, as described in Notice 2008-113 or other Guidance.

DATED:

SIGNED:
Jason D. Lippert, Executive

ACKNOWLEDGEMENT

The foregoing Deferral Election Form and Agreement was received and accepted by the Company on ______________.

DREW INDUSTRIES INCORPORATED

By: